Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pixelworks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-239466, 333-233210, 333-227352, 333-219418, 333-212650, 333-205856, 333-197644, 333-190037, 333-182701, 333-168175, 333-161125, 333-152945, and 333-136553) on Form S-8 and registration statement (No. 333-249934) on Form S-3 of Pixelworks, Inc. of our report dated March 11, 2020, with respect to the consolidated balance sheet of Pixelworks, Inc. as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10‑K of Pixelworks, Inc.

/s/ KPMG LLP

Portland, Oregon
March 10, 2021